Exhibit 5.1

[VENABLE LLP LETTERHEAD]

January 5, 2009

The Macerich Company

401 Wilshire Boulevard, No. 700

Santa Monica, California  90401

Re:	Registration Statements on Form S-3
Registration No. 333-155742

Ladies and Gentlemen:

We have served as Maryland counsel to The Macerich Company, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 139,070 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), covered by the above-referenced Registration Statement and all amendments thereto, filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  The Shares were issued in connection with the redemption of 139,070 common units of limited partnership interest (the “Units”) in The Macerich Partnership, L. P., a Delaware limited partnership (the “Partnership”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                       Registration Statement No. 333-155742, the related form of Prospectus, dated November 26, 2008, included therein, the Prospectus Supplement, dated November 26, 2008, and the Prospectus Supplement, dated as of the date hereof, each in the form in which it was transmitted to the Commission under the 1933 Act;

2.                                       The form of the Company’s current report on Form 8-K in connection with the registration of the Shares (the “Form 8-K”), to be filed with the Commission under the 1933 Act;

3.                                       The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.                                       The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.                                       Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, relating to the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.                                       The Amended and Restated Limited Partnership Agreement of the Partnership, as amended through the date hereof (the “Partnership Agreement”), certified as of the date hereof by an officer of the Company;

7.                                       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8.                                       A certificate executed by an officer of the Company, dated as of the date hereof; and

9.                                       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid, binding and enforceable in accordance with all stated terms.

4.                                       All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.                                       None of the Shares were issued, sold or transferred in violation of Article EIGHTH of the Charter.

6.                                       The Units were duly authorized and validly issued by the Partnership.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Company is a corporation, duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                                       The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfer.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP